Exhibit 99.1

Brag House Continues Action to Protect Stockholders Against Potential Illegal Naked Short Selling

NEW YORK, NY — May 14, 2025 (GLOBE NEWSWIRE) — Brag House Holdings, Inc. (NASDAQ: TBH) (“Brag House” or the “Company”), the premier Gen Z engagement platform that operates at the intersection of gaming, college sports, and social interaction, today announced an update on its investigation into recent trading activity in its stock. With assistance from its outside advisors, the Company’s investigation has identified preliminary data suggesting the Company may have been the subject of illegal naked short selling. Accordingly, today the Company sent letters to the SEC, FINRA, and Nasdaq regarding these preliminary findings and requested they open an immediate investigation into the suspected trading activity.

Naked short sales take time to verify, but preliminary financial indicators cause the Company to believe that abusive naked short selling may have occurred. Naked short selling is illegal and damages stockholder value in a company by artificially pushing its stock price down. Common indicators of abusive naked short selling include unusually high trading volume, high financing rates to borrow stock, and persistent failures to deliver that culminate in significant downward pressure on a company’s stock price.

On March 31, 2025, the Company’s stock closed at $6.61 and subsequently closed at $1.27 on April 1, 2025, an 80.79% decrease in the Company’s stock price in one trading day. The Company has identified a large trade on April 1, 2025, that the Company believes may have triggered subsequent naked short selling, potentially by certain funds and traders. Moreover, based on settlement data the Company received from DTC, the Company did not see anywhere near the quantity of the settlement of shares that it expected to see based on the large number of shares that traded on April 1, 2025. The Company believes this lack of settlement of shares may be evidence of naked short selling.

On each of April 1, 2, and 3, 2025, the total volume of shares traded nearly equaled the Company's public float. Specifically, on April 1, 2025, the trading volume was nearly three times the size of the shares of its initial public offering. Because of this unusually high trading activity, there were a total of nine trading halts in the Company’s stock on April 1, 2025. In addition, the Company appeared on Nasdaq’s circuit breaker list on both April 1 and April 2, 2025. Meanwhile, financing rates to borrow Brag House’s stock averaged over 115% in the month of April 2025 making it extremely expensive to borrow the Company’s stock which is often an indicator of a high demand to borrow the stock. Brag House stock was also subject to persistent failures to deliver in the second half of March and the first week of April 2025.

The Company has observed persistent discrepancies between the shares that are reported as beneficially owned by non-objecting beneficial owners (NOBOs) and objecting beneficial owners (OBOs) to Broadridge and other similar institutions and the shares that are reported to the Depository Trust Company. While minor occasional discrepancies can result from reporting delays or clerical errors, persistent discrepancies in beneficial ownership can imply that there may be fictious shares circulating in the market. The presence of fictious shares in the market would artificially increase the supply of shares available for short selling and may help facilitate naked short selling.

Brag House is not aware of any material undisclosed information or corporate developments that contributed to the decline in its stock price or unusually high trading volume. Taken together, the Company believes that the pricing volatility in the Company’s stock, unusual trading volume, high financing rates to borrow the Company’s stock, multiple halts to trading, and persistent failures to deliver form a compelling pattern indicative of artificial selling pressure and suggests the presence of illegal naked short selling.

Despite the turmoil in the Company’s stock price, Brag House is continuing to execute on its strategic initiatives to redefine digital engagement for casual college gamers and the brands that seek to connect with them, including our recent announcement of our partnership with Learfield. The Company continues to focus on scaling its platform, enhancing user experience, and expanding its data-driven brand partnerships to create deeper, more meaningful connections with Gen Z. The Company believes its strategy is working as Brag House is expanding its platform’s capabilities, refining its data-driven insights for brand partners, and fostering a digital community that resonates with casual gamers. Brag House remains confident in its strategic plan and the various initiatives it is executing on to create stockholder value.

A copy of the form of letter sent to the SEC, FINRA, and Nasdaq was filed with the SEC as an exhibit to the Company’s Form 8-K filed on May 14, 2025.

No stockholder action is required at this time.

About Brag House

Brag House is a leading media technology gaming platform dedicated to transforming casual college gaming into a vibrant, community-driven experience. By seamlessly merging gaming, social interaction, and cutting-edge technology, the Company provides an inclusive and engaging environment for casual gamers while enabling brands to authentically connect with the influential Gen Z demographic. The platform offers live-streaming capabilities, gamification features, and custom tournament services, fostering meaningful engagement between users and brands. For more information, please visit www.braghouse.com.

Forward-Looking Statements

Certain statements in this announcement are forward-looking statements. Investors can identify these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to,” “potential,” “continue” or other similar expressions. These statements are subject to uncertainties and risks including, but not limited to, expectations related to the investigation of potential naked short selling, including the Company’s analysis, its ability to take appropriate corrective action, or any potential investigations by regulators and other risk factors discussed in the “Risk Factors” section of the Company’s filings with the SEC. Although the Company believes that the expectations expressed in these forward-looking statements are reasonable, it cannot assure you that such expectations will turn out to be correct, and the Company cautions investors that actual results may differ materially from the anticipated results and encourages investors to review other factors that may affect its future results discussed in the Company’s filings with the SEC, which are available for review at www.sec.gov. The Company undertakes no obligation to update or revise publicly any forward-looking statements to reflect subsequent occurring events or circumstances, or changes in its expectations that arise after the date hereof, except as may be required by law.

Media Contact:

Fatema Bhabrawala

Director of Media Relations

fbhabrawala@allianceadvisors.com

Investor Relations Contact:

Adele Carey

VP, Investor Relations

ir@thebraghouse.com